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                                                                   Exhibit 99.2

                            ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                                WEBTRONICS, INC.

         Webtronics, Inc., a corporation duly organized and existing under the Florida Business Corporation Act (the "Corporation"), does hereby certify that:

         1. The Articles of Incorporation of the Corporation, filed with the Secretary of State of the State of Florida on January 29, 2001 is hereby amended by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

ARTICLE IV SHARES
                  "The Corporation shall be authorized to issue 570,000,000 shares of capital stock, of which 550,000,000 shares shall be shares of Common Stock, $.00005 par value ("Common Stock") and 20,000,000 shares shall be shares of Preferred Stock, $.0001 par value ("Preferred Stock").

                  Upon this Articles of Amendment to the Articles of Incorporation of the Corporation becoming effective pursuant to the Florida Business Corporation Act on March 31, 2003 at 9:00 a.m.(the "Effective Time"), every one share of the Corporation's common stock, par value $.0001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into four hundred seventy five (475) shares of common stock, par value $.00005 per share, of the Corporation (the "New Common Stock").

                  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified."

         The foregoing amendment was duly adopted by requisite vote of the stockholders of the Corporation and in accordance with the provisions of Section
607.1066 of the Florida Business Corporation Act.


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         IN WITNESS WHEREOF, Webtronics, Inc. has caused this Articles of
Amendment to be executed by its duly authorized officer on this 19th day of March, 2003.

                                            WEBTRONICS, INC.

                                            By: /s/ Christoph Bruening
                                                -------------------------------
                                                Name:  Christoph Bruening
                                                Title: President